Pricing Supplement dated December 13, 2001                 Rule 424(b((3)
(To Prospectus dated June 7, 2000 and                      File Nos.  333-42049
Prospectus Supplement dated August 31, 2000)                          333-37922


                       COLONIAL REALTY LIMITED PARTNERSHIP
                         Medium-Term Notes - Fixed Rate

                              CUSIP No. 195896 AN 5

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Aggregate Principal Amount:  $10,000,000                  Interest Rate:  7.46%

Agents Discount or Commission:  .500%   Stated Maturity Date: December 20, 2006

Net Proceeds to Issuer $9,950,000       Original Issue Date:  December 20, 2001

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Interest Payment Dates:  June 20 and December 20, commencing on June 20, 2002.

Redemption:

|X| The Notes cannot be redeemed prior to the Stated Maturity Date.

|_|  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: _____% until Redemption Percentage is 100% of the principal amount

Optional Repayment:

|X|  The Notes cannot be repaid prior to the Stated Maturity Date
|_| The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price:  _____%

Currency:

     Specified Currency: U.S. Dollars
         (If other than U.S. dollars, see attached)
     Minimum Denominations: $1,000
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  |_|  Yes    |X|  No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:     |X|  Book-Entry  |_|  Certificated


Principal Amount offered to or through each agent,

$10,000,000       Bear, Stearns & Co. Inc. acting as |X| agent |_| principal
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If as principal:

     |_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale

     |_| The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: